Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-238729
Relating to Preliminary Prospectus Supplement
Dated May 5, 2021 to Prospectus Dated May 27, 2020

Agree Limited Partnership

$350,000,000 2.000% Notes due 2028 (the “2028 Notes”)

$300,000,000 2.600% Notes due 2033 (the “2033 Notes”)

May 5, 2021

Pricing Term Sheet

Issuer:	Agree Limited Partnership

Guarantors:	Agree Realty Corporation, the sole general partner of Agree Limited Partnership, and certain of Agree Limited Partnership’s existing and future subsidiaries

Security Title:	2.000% Notes due 2028	2.600% Notes due 2033

Expected Ratings (Moody’s / S&P)*:	Baa2 (Positive) / BBB (Stable)	Baa2 (Positive) / BBB (Stable)

Aggregate Principal Amount:	$350,000,000	$300,000,000

Stated Maturity Date:	June 15, 2028	June 15, 2033

Public Offering Price:	99.265% of the principal amount of the 2028 Notes	99.136% of the principal amount of the 2033 Notes

Coupon (Interest Rate):	2.000% per annum	2.600% per annum

Yield to Maturity:	2.112%	2.684%

Benchmark Treasury:	UST 1.250% due April 30, 2028	UST 1.125% due February 15, 2031

Benchmark Treasury Price and Yield:	99-29+ / 1.262%	95-27+ / 1.584%

Spread to Benchmark Treasury:	+85 basis points	+110 basis points

Interest Payment Dates:	June 15 and December 15 of each year, beginning on December 15, 2021	June 15 and December 15 of each year, beginning on December 15, 2021

Optional Redemption:

•            Prior to April 15, 2028 (two months prior to the Stated Maturity Date of the 2028 Notes), “make-whole” call at T+15 basis points (calculated as though the actual Stated Maturity Date of the 2028 Notes was April 15, 2028)

•            On or after April 15, 2028 (two months prior to the Stated Maturity Date of the 2028 Notes), par call

•            Prior to March 15, 2033 (three months prior to the Stated Maturity Date of the 2033 Notes), “make-whole” call at T+20 basis points (calculated as though the actual Stated Maturity Date of the 2033 Notes was March 15, 2033)

•            On or after March 15, 2033 (three months prior to the Stated Maturity Date of the 2033 Notes), par call

CUSIP / ISIN:	008513 AB9 / US008513AB91	008513 AC7 / US008513AC74

Trade Date:	May 5, 2021

Settlement Date:

May 14, 2021 (T+7); under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the 2028 Notes or the 2033 Notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the 2028 Notes and the 2033 Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC

Co-Managers:	J.P. Morgan Securities LLC Stifel, Nicolaus & Company, Incorporated Capital One Securities, Inc. Mizuho Securities USA LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*              Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751. This information does not purport to be a complete description of these securities or the offering.  Please refer to the preliminary prospectus supplement for a complete description of the securities.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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